                                                                   Exhibit 10.28


                              CONCESSION AGREEMENT

This Concession Agreement made and concluded as of the 25th day of February, 1998, by and between HOLLAND AMERICA LINE-WESTOURS INC., a Washington corporation d/b/a Windstar Cruises, hereinafter sometimes referred to as "Agent" or "HAL" which is the duly authorized agent of WIND SPIRIT LIMITED, the Bahamian corporation that currently anticipates purchasing the vessel Club Med I, to be renamed the m/v Wind Surf (hereafter referred to as the "Vessel"), and THE INTERNATIONAL CRUISE SHOPS DIVISION OF GREYHOUND LEISURE SERVICES, INC., a Florida corporation (hereinafter referred to as "Concessionaire"). As used in this Agreement, the term "Owners" includes Wind Spirit Limited together with all other entities that are affiliated with HAL and that hereafter acquire an interest in the Vessel either as an owner or charterer.

                                   WITNESSETH:

         HAL agrees to grant and Concessionaire agrees to accept the below described concession on the following terms and conditions:

Description and Term of Concession

1.       Definitions and Interpretation.

         A. In this Agreement, the following words and expressions shall have the meanings set opposite them respectively, unless the context otherwise requires:

                  (i) Affiliate: means any person or entity controlled by, controlling or under common control with another person or entity.

                  (ii) Annual Periods: means the period commencing on the Effective Date and continuing until April 30, 1999 and thereafter means the periods beginning on May 1st of each year and ending on April 30th of the following year.

                  (iii) Annual PCDs: means the total passenger cruise days (excluding day of disembarkation) for the Vessel during the applicable Annual Period.

                  (iv) Caribbean Voyages: means all voyages of the Vessel that include one or more port calls in the Caribbean.

                  (v) COB System: means the passenger rating system established by HAL for the Vessel whereby most aspects of the Vessel's operations and passenger services are rated by passengers on a 1-9 scale with 9 being the highest rating.
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                  (vi) Effective Date: means the date on which this Agreement takes effect in relation to the Vessel, as provided for in Section 3.

                  (vii) Excluded Voyage: has the meaning provided in Section 10.

                  (viii) Late Sales: means those sales on board the Vessel or after a voyage which cannot be charged to a passenger's shipboard account due to the lateness of the sale.

                  (ix) Non-Duty Free Voyages: means all voyages of the Vessel in which the ports of call make it not feasible for Concessionaire to sell duty-free merchandise on the Vessel.

                  (x) Other Voyages: means all voyages of the Vessel other than Caribbean Voyages and Non-Duty Free Voyages.

                  (xi) Quarterly Periods: means, as to each Annual Period, the periods May 1 - July 31, August 1 - October 31, November 1 - January 31, and February 1 - April 30.

                  (xii) Quarterly PCDs: means the total passenger cruise days (excluding day of disembarkation) for the Vessel during the applicable Quarterly Period.

                  (xiii) Retail Services: means the sale of retail items by Concessionaire in accordance with this Agreement.

                  (xiv) Revenue Amount: has the meaning specified in Section 6(C) below.

                  (xv) Specified Amount: has the meaning specified in Section 6(A) below.

         B. Interpretation: All pronouns and any variations thereof shall be deemed to refer to masculine, feminine, neuter, singular or plural, as the identity of the person or persons may require. The term "may" shall refer to the right of a party to do an act or omit to do an act. The term "shall" or "will" shall refer to an obligation of a party to do an act or omit to do an act.

2. Scope of Concession/Right of First Refusal: A. This Agreement confers on Concessionaire an exclusive concession onboard the Vessel to:

                  (i) supply and sell merchandise and sundry in the Vessel's retail shops including specifically the following items: greeting cards, post cards, gifts, novelties, perfumes, personal care (excluding beauty) products, toys, jewelry, ceramics, shoes, hats, beachwear, leather goods, handicrafts, radios, phonographs, electronic equipment, musical instruments, logo of Windstar Cruises or m/v Wind Surf, souvenirs, sunglasses, watches, clocks, textiles, silverware, bric a brac, notions, books, sundries, snack foods and candy (excluding snack foods and candies provided to passengers in the normal

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         course of Vessel food service), tobacco products, playing cards and games (excluding bingo, casino games, decks of cards and other games provided for passengers in the normal course of Vessel operations), and reading material (excluding reading material in the Vessel's library), and other merchandise hereafter sold by Concessionaire on board the Vessel with the prior written approval of HAL; and

                  (ii) supply and sell duty free liquor in bottles for consumption on board or take home.

Concessionaire acknowledges that nothing contained in this Section 2(A) is intended to grant it a concession to sell the products listed in Schedule 2A to this Agreement. Concessionaire further acknowledges that the concession granted by this Agreement is limited to sales to passengers.

         B. It is acknowledged that another concessionaire will hold the concession on board the Vessel for the operation of the Vessel's beauty parlors, hairdressing salons, Turkish baths and massage facilities (the "Beauty/Fitness Concessionaire") and that another concessionaire will hold the concession on board the Vessel for photography and video services (the "Photo Concessionaire"). The Beauty/Fitness Concessionaire will be offering for sale in the facilities used by it various beauty and barbering supplies, cosmetics, liniments, bath oils and similar consumable items. The Photo Concessionaire will be offering for sale in the facilities used by it various film and camera products. If Concessionaire notifies HAL that it objects to any products being sold by the Beauty/Fitness Concessionaire or the Photo Concessionaire, HAL will attempt to mediate the dispute failing which HAL shall, in its sole discretion and notwithstanding Section 2(A) above, determine which concessionaire(s) can sell which products. Concessionaire acknowledges previously being advised that both it and the Photo Concessionaire will be selling film and cameras. Concessionaire further acknowledges previously being advised that both it and the Beauty/Fitness Concessionaire will be selling the merchandise listed in
Schedule 2B to this Agreement. Concessionaire further acknowledges that HAL reserves the right to enter into an agreement pursuant to which HAL or another company will offer passengers the ability to rent tuxedos either prior to or during voyages; any such agreement shall not extend to the onboard sale of tuxedos.

         C. If Owner or an affiliate shall, during the term of this Agreement, place any additional vessel that will be operated under the Windstar Cruises name into passenger service, Concessionaire shall have a right of first refusal to operate the same concession on that additional vessel as it is operating on the Vessel. The mechanics of this right of first refusal shall be:

                  (i) HAL shall notify Concessionaire as to the terms and conditions under which another qualified concessionaire is prepared to operate the concession on the additional vessel;


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                  (ii) Concessionaire shall have fifteen (15) days after receipt of such notice within which to notify HAL as to whether it is prepared to offer the concession on the additional vessel on the same terms and conditions as specified in the notice from HAL;

                  (iii) if Concessionaire timely notifies HAL that it will offer the concession on the additional vessel, then Concessionaire and HAL shall enter into a Concession Agreement embodying the terms and conditions specified in the original notice from HAL with all other provisions of the Concession Agreement to be the same as those provided in this Agreement (other than changes necessary to conform with the new terms and conditions); and

                  (iv) if Concessionaire fails to timely notify HAL that it will offer the concession on the additional vessel, then Concessionaire's right of first refusal as to that vessel shall terminate.

It is specifically agreed that this right of first refusal does not extend to the three existing Windstar Cruises vessels (i.e., the Wind Star, Wind Song and Wind Spirit).

3. Unless hereafter otherwise agreed to by the parties, the Effective Date of this Agreement shall be the later of May 2, 1998 or the first date on which the Vessel enters passenger service after being purchased by Owners provided, however, if Wind Spirit Limited or one of its affiliates fails, for any reason whatsoever, to purchase the Vessel on or before December 31, 1998, this Agreement shall terminate on such date and the parties shall have no further rights or obligations hereunder. Unless terminated earlier in accordance with the provisions herein, the term of this Agreement shall continue until April 30, 2001, plus or minus up to 30 days at HAL's option. This Agreement shall be applicable to all voyages ending during the term of Agreement. The termination of the term of this Agreement shall not diminish the rights or obligations of the parties in respect of the period prior to termination including, without limitation, as to any liabilities or obligations arising as a consequence of events that occurred prior to termination. Except as otherwise provided in this Agreement (including, without limitation, Sections 65, 66, 67 and 68), HAL shall give Concessionaire at least 90 days' written notice of the exact termination date of the term of this Agreement.

Basic Storage and Physical Facilities to be Furnished by HAL

4. A. HAL shall, during the term of this Agreement, furnish Concessionaire with suitable space on the Vessel for the operation of retail shops (including storage facilities) as well as all reasonable hot and cold running water, electricity, air conditioning and other utility services necessarily incident thereto. HAL shall not be liable to Concessionaire for any loss or damage caused by or resulting from any variation, interruption or any failure of said utility services except that HAL shall promptly take such corrective measures as are feasible to restore or repair such utility services, provided, however, that if any such variation, interruption or failure makes it impossible for Concessionaire to maintain operations on board the Vessel for 48

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or more consecutive hours during any voyage, then for purposes of calculating amounts due HAL pursuant to Section 7 of this Agreement, the Specified Amount for that voyage shall be $0.00.

         B. HAL shall, at its expense, install slat walls in the shops. Concessionaire has inspected and fully familiarized itself with all of the existing and planned facilities to be utilized by Concessionaire onboard the Vessel as well as utility services aboard the Vessel, and Concessionaire acknowledges that they are or will be adequate, sufficient and fit for their intended use by Concessionaire (assuming installation by HAL of the slat walls).

Details and Qualities of Operations to be Performed by Concessionaire

5. Concessionaire covenants, warrants and represents that:

         A. Experience: Concessionaire is an experienced concessionaire, fully qualified to supervise and perform the purchase and sale of sundries and merchandise in the Vessel's retail shops as well as the purchase and sale of cosmetics, and that it has contracted for or has available and will furnish a sufficient, capable and trained staff to work onboard the Vessel.

         B. Goods to be Sold: Concessionaire will purchase, supply and sell in the Vessel's shops adequate quantities of high quality internationally recognized brands of retail merchandise, including but not limited to jewelry, perfume, souvenirs, apparel, gifts, sundries, cosmetics, tobacco products, toys, sporting goods, sunglasses, lotions, books, magazines, toiletries and bottled liquor for consumption on board or take home. HAL may prohibit Concessionaire from marketing any specific goods aboard the Vessel if in HAL's opinion such marketing is undesirable or likely to be prejudicial to the business of HAL either directly or indirectly or HAL otherwise reasonably objects to the type or quality of the goods.

         C. Staff: Concessionaire will engage in its service aboard the Vessel no less than two, nor more than three, staff, sufficiently trained in their duties and conversant in English, who will perform Concessionaire's obligations hereunder in a courteous and efficient manner so as to meet the highest standards of retail merchandising generally adhered to in the luxury resort industry. Concessionaire will engage the services of a professional window dresser to display the merchandise for sale in the Vessel's shops. Concessionaire will maintain the highest standards when changing showcase and window displays.

         D. Staff Evaluation: Concessionaire will establish, to the reasonable satisfaction of HAL, a system for evaluating the performance of Concessionaire's staff so as to assure continuous maintenance of the quality standards required of them. Such system shall provide for the prompt replacement of staff that do not adhere to the required quality standards.

         E. Services: In addition to providing the Retail Services, Concessionaire shall make its staff available to work at the Vessel's Reception Desk providing services customarily

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provided by Reception Desk staff, up to an aggregate amount of 20 hours per week, with exact times to be specified by the Vessel's Hotel Manager. Concessionaire will perform no other services and make no other sales on board the Vessel without the prior written approval of HAL.

         F. Hours: Concessionaire will operate the Vessel's shops during reasonable and customary hours as directed by HAL.

         G. Sanitary Conditions: Concessionaire will at all times establish and maintain on the Vessel high standards of sanitary conditions and cleanliness in the storerooms, shops and other spaces where it performs its obligations; and its employees will at all times maintain high standards of personal cleanliness. Such sanitary and cleanliness standards shall include but not necessarily be limited to the requirements imposed by the United States Public Health Service.

         H. Pricing: Prices charged on goods for resale to passengers in the Vessel's shops are to be fixed by Concessionaire subject to the rights of HAL to require changes therein if HAL reasonably determines that the prices are commercially unacceptable. Concessionaire shall ensure that bar codes (UPC) are included on all merchandise sold on board the Vessel, that Concessionaire's employees have the equipment and training to enable them to process sales by scanning the bar codes, and that Concessionaire's employees do, in fact, process sales by such method. All pricing shall be in U.S. Dollars.

         I. Crew Sales: Unless otherwise hereafter agreed by the parties, Concessionaire shall not sell any products to officers or other crew members.

         J. Sales: Except as hereinafter provided as to late Sales, Concessionaire will not accept cash, credit cards, traveler's checks, or personal checks from its customers and all sales must be charged to customers' shipboard accounts. Concessionaire shall make its best efforts to encourage passengers to complete all purchases prior to date of disembarkation. For any sales exceeding $500.00, prior authorization has to be obtained by the Concessionaire from the Vessel's Purser; in no event shall Concessionaire deliver merchandise to the purchaser unless and until such authorization has been obtained. Concessionaire may only undertake Late Sales on a cash basis and subject to the issue of numbered receipts, copies of which must be retained for inspection by HAL.

         K. Alcohol/Drugs: Concessionaire will comply, and cause its staff to comply, with the terms of any lawful agreement and/or policy now existing, or hereafter entered into or adopted by HAL, with respect to the carrying on board the Vessel and/or use on board the Vessel of alcoholic beverages, any narcotics or other controlled substances that HAL may deem necessary or desirable in view of health and safety considerations and/or the laws, regulations and policies of any governmental jurisdiction including, without limitation, the zero tolerance policy of the government of the United States of America.


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         L. Environmental Matters: Concessionaire acknowledges that HAL is, and will be, implementing programs designed to minimize the waste products generated by the Vessel and further to control the types of waste products in order to reduce disposal costs and address environmental concerns. Concessionaire shall comply with such reasonable rules as HAL may, from time to time, establish with respect to such matters. In no event shall Concessionaire place any waste materials or other substances into the Vessel's waste disposal or garbage systems that are considered "hazardous substances," "hazardous wastes," "toxic substances" or "toxic wastes" under applicable law or the generation or disposal of which in the normal course of garbage handling by the Vessel could result in the violation of any law, rule or regulation promulgated by any governmental authority having jurisdiction over the Vessel.

         M. Improper Conduct: In its performance under this Agreement, neither Concessionaire nor any of its employees or representatives shall engage in any conduct that would be construed under the laws of the United States of America as constituting discrimination or harassment on the basis of race, sex, religion, age, national origin, creed, color, marital status or sexual orientation.

         N. Communications: Concessionaire will work with HAL to develop and utilize an "e-mail" system that will improve communications between Concessionaire, HAL and the Vessel.

Payments

6. For purposes of this Agreement, the following definitions and interpretative guidelines apply:

         A.       The "Specified Amount" shall be as follows:

                                      Non-Duty Free                Caribbean
               Period                    Voyages                    Voyages                Other Voyages
               ------                    -------                    -------                -------------
       Effective Date-4/30/99          [*                                                           ]
          5/1/99 - 4/30/00             [*                                                           ]
          5/1/00 - 4/30/01             [*                                                           ]

For purposes of calculating rental payments for a particular voyage, the Specified Amount to be used shall be the amount in effect on the last day of the voyage.

         B. All persons occupying passengers' cabins on board the Vessel, as certified by the Purser onboard the Vessel, shall be included for purposes of computing passenger cruise days.

--------
         *This confidential portion has been omitted and filed separately with the Commission.


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
         C. Rental fees calculated on a percentage basis (hereinafter referred to as the "Revenue Amount") in respect of any calculation period (voyage, Quarterly Period or Annual Period, as the case may be) shall equal the sum of:
[*
].

         D. Credit card service charges for on-board sales shall be for the account of HAL. concessionaire shall not accept credit cards for Late Sales.

7. A. Concessionaire will pay HAL in U.S. Dollars a rental fee for each Annual period equal to the greater of: (i) the product of the Specified Amount times the Annual PCDs for the Annual Period (to be computed separately for Non-Duty Free Voyages, Caribbean Voyages and Other Voyages and the amounts so computed added together); or (ii) the Revenue Amount for the Annual Period. If the termination date of the term of this Agreement is other than the last day of an Annual Period, the Annual Period shall be deemed to end as of the termination date and all calculations shall be made on the basis of the shortened Annual Period.

         B. The Purser on the Vessel shall furnish the Concessionaire's on-board manager, in writing, a breakdown of Concessionaire's revenues by category on a daily basis, and at the end of each voyage, with the total passenger cruise days (excluding day of disembarkation) for the voyage. At the end of each voyage of the Vessel, the Concessionaire's on-board manager shall furnish the Purser, in writing, with:

                  (i) the total revenues from all sales for the voyage, separately stating the total for Late Sales; and

                  (ii) a breakdown of revenues by category (i.e., revenues that are and are not included in Retail Services revenues).

Based on the information furnished to him and on the Vessel's records, the Purser shall then calculate the Revenue Amount for that voyage.

         C. HAL under its "no cash" policy shall collect and hold all revenues generated by Concessionaire on board the Vessel other than revenues generated by Concessionaire from Late Sales. At the end of each voyage, HAL shall retain an amount equal to:

                  (i) the Revenue Amount for that voyage (determined, for these purposes, by including revenues from Late Sales); plus

                  (ii) messing charges and other unpaid amounts due to HAL for that voyage.

--------
         *This confidential portion has been omitted and filed separately with the Commission.


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The balance of monies collected by HAL as to that voyage shall be paid to
Concessionaire by check on the date on which that voyage ends, or at such other time and in such other manner as may be agreed between the parties.

8. Concessionaire shall pay HAL a per diem messing charge of USD [* ] per employee per day for their personnel on the Vessel until November 30, 1998. HAL may, at its option, annually increase the messing charges as of December 1 of each year (beginning with December 1, 1998), but no such annual increase shall result in messing charges higher than those generally being charged other concessionaires on board the Vessel. None of the Concessionaire's employees shall order from the passenger menus. Concessionaire shall also be responsible for amounts due HAL under Section 39 with respect to radio and telephone communications.

9. A. At the end of each Quarterly Period beginning with the Quarterly Period ending July 31, 1998, HAL shall determine whether the monies retained by it pursuant to Section 7(C) above for said Quarterly Period are sufficient to provide HAL with:

                  (i) the rental due it pursuant to Section 7(A) (determined for these purposes as if the Annual period ended on the last day of the Quarterly Period);

                  (ii)     messing charges for the Quarterly Period;

                  (iii) amounts, if any, due HAL for that Quarterly Period pursuant to Section 10; plus

                  (iv) any other amounts due HAL under this Agreement for that Quarterly Period.

If there shall be a deficiency, such shall, in the absence of manifest error, be paid by Concessionaire within ten (10) days after HAL shall notify Concessionaire of the amount thereof and the calculations relevant thereto. If HAL shall have retained monies in excess of what it is entitled to, the excess shall be paid to Concessionaire within ten (10) days after HAL shall have notified Concessionaire of the amount thereof. Such notice shall be given within thirty (30) days after the end of the Quarterly Period.

         B. At the end of each Annual Period, HAL shall determine whether the monies retained by it pursuant to Section 7(C) above for said Annual period plus any amounts paid to it pursuant to Section 9(A) above are sufficient to provide HAL with:

                  (i) the rental due it pursuant to Section 7(A) for that Annual Period;

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         *This confidential portion has been omitted and filed separately with the Commission.


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                  (ii) messing charges for the Annual Period;

                  (iii) amounts, if any, due HAL for that Annual Period pursuant to Section 10; plus

                  (iv) any other amounts due HAL under this Agreement for the Annual Period.

If there shall be a deficiency, such shall, in the absence of manifest error, be paid by Concessionaire within ten (10) days after HAL shall notify Concessionaire of the amount thereof and the calculations relevant thereto. If there shall have been an excess payment, such shall be paid by HAL to Concessionaire within ten (10) days after HAL shall notify Concessionaire of the amount thereof and the calculations relevant thereto. Such notice shall be given within thirty (30) days after the end of the Annual Period.

10. The parties agree that as to each aspect of the Retail Services, Concessionaire is expected to maintain a rating at or above what is considered an acceptable rating under the COB System; i.e., [* ] as to Shop Staff and [* ] as to Shop Selection. If there shall occur two or more consecutive voyages of a Vessel (determined without regard to Excluded Voyages, as that term is defined below) as to which Concessionaire is unable to maintain ratings that are equal to or greater than the applicable acceptable rating specified above for each aspect of the Retail Services, then as to each such consecutive deficient voyage of the Vessel (other than the first one and not including Excluded Voyages), Concessionaire shall pay HAL the sum of [* ] per day of the voyage, excluding day of disembarkation, but in no event more than [* ] as to any voyage. For purposes of this Agreement, "Excluded Voyages" are all voyages as to which a rating for any aspect of the Retail Services is less than the applicable acceptable rating specified above and the Vessel's Overall Experience Rating is less than [* ]. HAL will provide Concessionaire's on-board manager with each sailing's Retail Services ratings and Overall Experience Rating promptly following the conclusion of the voyage. Amounts due under this Section shall be collected by HAL pursuant to Sections 7 and 9 above. An example of the foregoing is as follows:

                                       Shop Staff               Shop Selection                Overall
               Voyage                    Rating                     Rating               Experience Rating
               ------                    ------                     ------               -----------------
                  1                        [*                                                     ]
                  2                        [*                                                     ]
                  3                        [*                                                     ]
                  4                        [*                                                     ]
                  5                        [*                                                     ]
                  6                        [*                                                     ]

--------
         *This confidential portion has been omitted and filed separately with the Commission.


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
Voyage 1: Both Retail Services ratings are above the applicable acceptable rating - no payment.

Voyage 2: The Shop Staff rating is below [* ], not an Excluded Voyage because Overall Experience Rating is at or above [* ] - no payment because of Voyage 1 rating.

Voyage 3: Excluded Voyage because the Shop Staff rating was below [* ] and Overall Experience Rating below [* ] - no payment.

Voyage 4: The Shop Selection rating was below [* ], not an Excluded Voyage because Overall Experience Rating is at or above [* ] - payment is due since there have been two or more consecutive voyages where a Retail Services rating was below the applicable acceptable rating (for these purposes, Voyage 3 is ignored).

Voyage 5: Both Retail Services ratings at or above the applicable acceptable ratings; not an Excluded Voyage even though Overall Experience Rating is below [* ] because both Retail Services ratings at or above applicable acceptable ratings - no payment.

Voyage 6: The Shop Staff rating below [* ], not an Excluded Voyage because Overall Experience Rating is at or above [* ] - no payment because of Voyage 5 rating.

Notwithstanding the above provisions, Concessionaire shall have the right to request HAL review as to any voyage in which Concessionaire was unable to maintain the required ratings on the basis of mitigating circumstances. If HAL agrees there were mitigating circumstances, then such voyage will be considered an Excluded Voyage for all purposes of this Section; otherwise, the above provisions of this Section shall apply. The decision of HAL as to whether there were mitigating circumstances shall be final and binding upon the parties.

Trademarks

11. HAL hereby grants Concessionaire the right to imprint the Windstar Cruises logo and, in HAL's discretion, other Windstar Cruises trademarks (the Windstar Cruises logo and other trademarks are herein referred to as the "Trademarks") on merchandise sold by Concessionaire on board the Vessel.

12. A. All right, title and interest in and to the Trademarks and the goodwill associated therewith is owned by HAL and/or one of its Affiliates. Concessionaire recognizes such ownership in HAL and its Affiliates and agrees never to contest their title thereto or the validity of the trademark applications or registrations therefore filed or obtained by HAL or its Affiliates.

--------
         *This confidential portion has been omitted and filed separately with the Commission.


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
         B. Concessionaire agrees that HAL and/or its Affiliates are and will be the owner of all goodwill that may in the future attach to the Trademarks as a result of Concessionaire's use of the Trademarks.

         C. Concessionaire acknowledges that by entering into this Agreement, Concessionaire acquires no rights to any trademarks pertaining to any of HAL's products or services which rights remain solely in HAL and/or its Affiliates, except for such rights specifically granted in this Agreement.

         D. Concessionaire shall not, without HAL's prior written consent, file any applications or obtain any registrations of the Trademarks anywhere in the world. If requested by HAL, Concessionaire agrees, at the expense of HAL, to assist and join in any application HAL and/or its Affiliates may make to register the Trademarks including the execution of any documents as may be necessary to implement such application.

         E. HAL shall have the right to determine the existence of infringement of the Trademarks, and in the event of infringement by a third party, HAL and its Affiliates shall have the exclusive right, at their discretion, to file and maintain a suit for infringement.

         F. Concessionaire agrees to make only proper usage of the Trademarks and specifically to include the appropriate indication (TM) or (R) adjacent to the Trademarks at all reasonable times.

         G. Concessionaire agrees upon termination of the term of this Agreement to cease all use of the Trademarks or any confusingly similar trademark or trade name. After termination of the term of this Agreement, Concessionaire shall not adopt for use any trademark or trade name confusingly similar to the Trademarks.

         H. If HAL, on less than 90 days advance notice, shall terminate this Agreement for any reason whatsoever before the expiration date specified in
Section 3, HAL shall purchase from Concessionaire all of Concessionaire's remaining inventory which includes the Trademarks (other than inventory first ordered after HAL's notice of termination), at Concessionaire's cost.

13. Concessionaire shall provide HAL with artwork, or photostats of artwork, indicating colors and process of manufacture, of all newly-designed and not previously approved uses of the Trademarks for HAL's approval prior to their use. HAL shall have the right, at its discretion, to forbid the use thereof. Samples of literature, advertising, catalogs and packaging relating to the new uses will be provided on a timely basis by Concessionaire to HAL following printing or production. When using the Trademarks, Concessionaire agrees to undertake to comply with the requirements of all laws pertaining to trademarks, including marking requirements. Before using any Trademarks, Concessionaire shall inform HAL of the nature and quality of the products or services to which the use relates and shall thereafter promptly furnish samples thereof to HAL.


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
Concessionaire's Employees

14. Concessionaire's status under this Agreement is solely that of an independent contractor, and Concessionaire at all times has the obligation and right to control all of the employees engaged by Concessionaire to perform its obligations hereunder, and such persons are solely the responsibility of Concessionaire. Concessionaire is solely responsible for the payment of all wages, vacation pay, benefits and repatriation expenses to each of its employees. Concessionaire shall furnish HAL with copies of the contract forms used for engaging the services of Concessionaire employees.

15. Concessionaire is solely responsible for satisfying all maintenance and cure obligations, and for the payment of any medical and subsistence expenses or damages, to Concessionaire's employees arising from accident, injury or illness. Except as provided in Section 28, Concessionaire shall indemnify and defend HAL and the Owners and hold them harmless for and from any such obligations, expenses or damages they may incur together with all expenses incident thereto including, without limitation, legal fees.

16. Concessionaire's employees shall not have maritime liens on the Vessel for any payments or amounts due to them in connection with their services for Concessionaire. Concessionaire shall indemnify and defend HAL and the Owners and hold them harmless for and from any such lien discharged by them together with all expenses incident thereto including, without limitation, legal fees.

17. Concessionaire's employees are not entitled to assert claims against HAL or the Owners under Jones Act, 46 U.S.C. Section 688 or any successor statute. Concessionaire shall indemnify and defend HAL and the Owners and hold them harmless for and from and such Jones Act damages incurred by them together with all expenses incident thereto including, without limitation, legal fees.

18. In each of its contracts with its employees employed onboard the Vessel, Concessionaire will insert the following notice:

         "Your employer is a concessionaire of Holland America Line-Westours Inc. ("HALW") d/b/a Windstar Cruises, agent of the owner or charterer of the Windstar Cruises Vessel to which you will be assigned. You are subject to the control of your employer. You are also subject to the authority of the Master for purposes of health, safety, and discipline. In your dealings with passengers you will refer to yourself as an employee in the Vessel's Shops. However, your employer is solely responsible for you, and neither the Vessel nor HALW nor the Vessel's owner or charterer are obligated to you for any payments of any nature whatsoever including, without limitation, maintenance and cure or other amounts to which you might otherwise be entitled as a result of any injury, illness or accident. In view of the laws, regulations and policies of governmental jurisdictions and/or the safety of the Vessel, its passengers and crewmembers, HALW and/or its Affiliates may deem it necessary or desirable to enter into agreements or adopt policies with respect to the carrying on board the Vessel and/or use on board the Vessel of narcotics, other controlled substances and/or alcoholic beverages including, without limitation, random drug and/or alcohol testing policies. You are required to comply with the terms of any such agreement and/or policy now existing, or hereafter entered into or adopted by HALW or its Affiliates. Without limiting the generality of the foregoing, your entering into of this contract constitutes your consent to submit to drug and/or alcohol testing if and when required by HALW or its representatives."

19. A. Concessionaire irrevocably appoints the Master of the Vessel as its agent with the power of overall supervision of Concessionaire's employees on board the Vessel for purposes of health, safety, and discipline. The Master may delegate this supervisory power to the Vessel's Hotel Manager and/or Purser.

         B. Only for purposes of health, safety and discipline and to facilitate compliance with the immigration laws applicable in the Vessel's base port and other ports of call, Concessionaire's employees will sign on ship's articles; but such adherence to ship's articles will not in any way detract from or modify the Concessionaire's status as an independent contractor, and its relationship or its right and obligation to control its employees, as described in Sections 14-18. HAL agrees to make all arrangements for the Concessionaire's employees to sign on and off ship's articles; provided that all disbursements in connection therewith shall be for the Concessionaire's account.

20. Concessionaire will not intentionally advertise or otherwise cause to become known amongst the passengers that Concessionaire is a concessionaire. In their dealings with passengers, Concessionaire's employees will refer to themselves as employees of the Vessel's Shops; but such reference for purposes of passenger relations will not in any way detract from or modify Concessionaire's status as an independent contractor, and its relationship or its right and obligation to control its employees as described in Sections 14-18.

21. Concessionaire will employ on board the Vessel only persons who are of good moral character and who are in good health, who hold valid passports, visas, and all other permits required by any governmental authority having jurisdiction in order that they may enter and leave the base port and other ports where the Vessel may call. HAL agrees to arrange for all on board immigration formalities and to accept responsibility for safekeeping of all passports or other immigration documents turned over to it by Concessionaire's employees.

22. Concessionaire will at its own expense arrange for each of its employees to receive a complete medical examination immediately prior to serving aboard the Vessel and periodically thereafter. The examination must be performed by the Vessel's physician or another physician acceptable to HAL, must include such tests and procedures as may be required by HAL (including, without limitation, a chest x-ray), and must show the employee to be in good health, fit for performance of shipboard duties and otherwise to have satisfied such health criteria as may be established by HAL. If performed other than by the Vessel's doctor, the report of such examination shall be forwarded to the Vessel's doctor. If the physical examination is conducted by the Vessel's doctor on board the Vessel, Concessionaire shall pay the Vessel's Purser the cost thereof prior to conclusion of the voyage during which the examination occurs.

23. Concessionaire's employees will at all times keep themselves neatly groomed, well spoken, and suitably attired in uniforms to be provided at Concessionaire's expense. Uniform design is subject to prior HAL approval, which approval shall not be unreasonably withheld.

24. Concessionaire will designate for the Vessel an on-board manager of suitable experience and caliber to supervise the work of Concessionaire's other employees, subject to the overall supervision of the Master as provided in
Section 19. The on-board manager will be entitled to the same privileges as a hotel officer of the Vessel.

25. From time to time, when deemed necessary by Concessionaire or reasonably requested by HAL, Concessionaire will furnish a reasonable number of executive or supervisory employees to travel on the Vessel for purposes of inspecting Concessionaire's operations. Suitable accommodations for such executive or supervisory employees of Concessionaire will be provided by HAL if available, without charge to Concessionaire; except that Concessionaire will pay the charge described in Section 8 for such persons at the same rate Concessionaire is then being charged for its on-board staff and will also pay port charges and taxes for such persons based on amounts stated in HAL's brochures. If an employee is on the Vessel for less than the entire voyage, the port charges and taxes amount will be prorated based on the number of ports during which the employee was on the Vessel relative to the total number of ports scheduled for the voyage (including, for these purposes, the port of embarkation and disembarkation).

26. In his discretion, the Master may require any employee of Concessionaire to remove himself and his belongings from the Vessel at any time when the Vessel is in port, and all repatriation expenses, if any, will be for Concessionaire's account; provided that if HAL determines that the Master acted reasonably, HAL will reimburse Concessionaire for any such repatriation expenses.

27. HAL will furnish without charge applicable accommodations of officer or crew grade including clean bed linen and towels at normal intervals, for the number of Concessionaire's personnel as described in Section 5(C), as well as Sections 24 and 25.

28. At Concessionaire's request, and except as otherwise provided in Section 22, HAL will furnish for Concessionaire's employees during the period they are onboard the Vessel, without charge, regular and reasonable on board medical care by the Vessel's doctor, as well as medicines, for accident, illness and injury suffered by Concessionaire's personnel while onboard the Vessel. The obligations of HAL under this Section only extend to the period while the employees are onboard the Vessel. HAL's obligations under this Section shall end as soon as an employee departs the Vessel (including a departure required by HAL or the Vessel's physician).

In addition, HAL's obligations under this Section are not intended to reduce Concessionaire's obligations under Sections 15-17 of this Agreement.

29. Concessionaire's personnel are not permitted to:

         (a) carry or consume aboard the Vessel any narcotics or other drugs which are prohibited in the Vessel's ports, except pursuant to a program of medical care under the direct supervision of the Vessel's doctor;

         (b) consume alcoholic beverages aboard the Vessel to the point of intoxication or to the point where, during the subsequent performance of their duties, such consumption could become apparent to the passengers;

         (c) board the Vessel in an intoxicated state without the consent of the Master;

         (d) engage in gambling aboard the Vessel in the Vessel's casino or amongst themselves;

         (e) sell any merchandise to passengers (except in the course of their duties), or to purchase merchandise from the Vessel's shops for resale; or

         (f) bring any firearm or other weapon onto the Vessel.

Concessionaire's Other General Obligations

30. Subject to the approval of the Master, Concessionaire will safely stow for sea and will maintain such safe stowage for sea of all of its equipment, supplies and other property, as well as all property belonging to HAL or the Owners which Concessionaire uses to perform its obligations hereunder. Upon expiration or termination of the term of this Agreement for any reason and provided that all sums due from Concessionaire to HAL have been paid, placed in escrow or bonded by Concessionaire: (i) HAL shall provide Concessionaire with a properly executed carrier's release, releasing all Concessionaire's goods, equipment and wares for off-loading at the regularly scheduled port or ports selected by Concessionaire; and (ii) HAL covenants that it will in no way inhibit or hamper Concessionaire's right to take possession of the goods, equipment and wares and to remove them from the Vessel.

31. Concessionaire will create no unseaworthy conditions in the performance of its obligations hereunder.

32. Concessionaire will care for the property of the Vessel utilized by Concessionaire in performance of its obligations hereunder in a careful, efficient and businesslike manner. Concessionaire will not contract directly with other concessionaires for bar, catering or other services.

33. Concessionaire will comply with all laws and regulations (including but not limited to tax laws and regulations) of all governmental authorities having jurisdiction, relating to immigration, repatriation and its operations hereunder.

34. Concessionaire may request structural, electrical, plumbing or other utility changes on the Vessel but such changes will be made by HAL only at its discretion and for the account of Concessionaire.

35. A. Concessionaire will, at its own expense, repair or replace as appropriate, all of HAL's and any Owner's property which is damaged by Concessionaire's employees, over and above normal wear and tear.

         B. Following receipt of fully completed flooring, lighting, wall covering and display equipment. Concessionaire shall be responsible for installation and maintenance at its own expense of tasteful interior fittings and fixtures in all areas used by passengers in availing themselves of goods marketed by Concessionaire aboard the Vessel, but all plans for altering the interior fittings shall be submitted to HAL for its approval prior to implementation. Such approval shall not be unreasonably withheld or delayed. The obligations of Concessionaire under this Section shall not extend to structural or alterations to the Vessel other than those required as a result of the acts or omissions of Concessionaire.

Other HAL Obligations

36. HAL will permit access to those portions of the Vessel and to the Vessel's equipment which may reasonably be required by Concessionaire to perform its obligations hereunder. HAL agrees to cooperate with Concessionaire for the purpose of promoting Concessionaire's services aboard the Vessel.

37. HAL shall finish Concessionaire with one or two safe deposit boxes in the office of the Purser on the Vessel.

38. HAL shall coordinate stevedoring services for Concessionaire with such services required by HAL and other concessionaires, but Concessionaire shall be responsible for its own stevedoring costs, save to the extent that HAL is able to provide loading and unloading facilities in the normal course of its operations.

39. HAL shall furnish Concessionaire with reasonable radio and telephone communications at cost.

40. HAL will furnish at its own expense on board laundry services (but not dry cleaning) for Concessionaire's employees. Concessionaire assumes all risk of loss or damages as to any laundry and dry cleaning services.

Complaints

41. All complaints by passengers, officers, staff and crew arising from Concessionaire's sales and service will be referred by HAL to Concessionaire's on-board manager on the Vessel involved. If any such complaint cannot be amicably resolved within 21 days, Concessionaire agrees to propose to the complainant that the matter be referred to arbitration, and if the complainant consents to the proposal, Concessionaire will submit the complaint to arbitration under the Consumer Arbitration Rules of the American Arbitration Association, with the arbitration hearings and other proceedings to be held in Miami, Tampa, Los Angeles, San Francisco, Seattle or New York, at the complainant's option.

Finance

42. A. HAL agrees at its own expense to provide and maintain marine hull and machinery and war risk hull and machinery insurance covering the Vessel with first class marine underwriters, and this insurance shall be endorsed to designate HAL as the loss payee.

         B. In the event that Concessionaire or its personnel cause in whole or in part any loss or damage covered by this insurance, or which would have been covered by this insurance but for a commercially reasonable deductible (not to exceed $5,000,000) in the insurance policy, Concessionaire agrees to reimburse HAL, to the extent attributable to Concessionaire's negligence, for the amount of the deductible applicable in such loss or damage.

         C. HAL and the Owners shall have no further right of recovery from Concessionaire for loss or damage covered by such insurance, or on account of payments made to discharge claims against or liabilities of the Vessel, HAL or the Owners covered by such insurance.

43. A. HAL and the Owners shall have no obligation to provide protection and indemnity insurance coverage for Concessionaire. Concessionaire agrees to obtain and maintain at its own expense insurance to defend and cover its liability, if any, and HAL's and the Owner's liabilities, if any, for:

                  (i) maintenance and cure as well as personal injury or death claims asserted by Concessionaire's employees or their estates; and

                  (ii) claims of passengers or other third parties arising out of or in connection with Concessionaire's operations or the actions of Concessionaire's employees except that as to claims of passenger or other third parties, such insurance need not cover the liabilities of HAL or Owners to the extent attributable to the negligence or willful fault of HAL or Owners.

Such insurance shall be in form, in amounts, with carriers and on terms satisfactory to HAL's Risk Management Department, shall name HAL as an additional insured and shall waive subrogation against HAL, the Vessel and the Owners. Concessionaire shall provide HAL's Risk Management Department with a Certificate of Insurance evidencing such coverage.

         B. Concessionaire shall be solely responsible for the costs and expenses of repatriation, loss of personal effects and other costs to Concessionaire's employees (including, without limitation, burial costs) in the event of death, casualty or termination of a voyage, and shall indemnify, defend and hold harmless HAL and the Owners from and against any and all such costs and expenses.

44. Concessionaire agrees to obtain and maintain, at its own expense, insurance on the full value of all of its property aboard the Vessel with deductibles for its own account. Concessionaire shall not have any right of recovery against HAL or the Owners on account of loss or any damage to its property whether or not covered by such insurance. Said insurance shall waive subrogation against HAL, the Vessel and the Owners.

Liens

45. Neither Concessionaire nor any of its employees, agents or representatives shall have any right, power, or authority to create, incur or permit to be imposed upon the Vessel any lien whatsoever. Concessionaire agrees to set forth in all of its purchase orders a notice with this information.

46. Except as otherwise provided in Section 30 of this Agreement, HAL shall have a lien upon all Concessionaire's property aboard the Vessel for all sums due hereunder, which lien shall continue after delivery of said property ashore wherever found.

Voyage Scheduling

47. Voyages shall be scheduled at the sole discretion of HAL who will promptly furnish Concessionaire with an initial voyage and drydock/wetdock schedule as well as changes therein. Concessionaire shall have claim against HAL for loss or damage arising from delay, lay up or schedule change of the Vessel.

Promotional Literature

48. Concessionaire shall not circulate any photographs for promotional purposes without prior written consent of the persons or owners of the property which are the subject of the photographs.

49. Concessionaire shall not issue any publicity or press releases identifying HAL or the Vessel without the prior written consent of HAL.

Inventory

50. At every drydocking of the Vessel, Concessionaire and HAL shall inventory all of HAL's property which Concessionaire is using in the performance of its obligations on such Vessel.

Change of Status

51. Upon 90 days written notice to Concessionaire, Owners may sell or charter the Vessel, and upon such sale or charter, the term of this Agreement shall terminate, provided that if the sale or charter of the Vessel is to one of HAL's Affiliates, the term of this Agreement shall continue in full force and effect between Concessionaire and such HAL Affiliate and further provided, however, as to charters to non-Affiliates for a duration that will not extend beyond the term of this Agreement, Concessionaire shall have the right to cause the term of this Agreement to merely be suspended for the duration of the charter, rather than terminated.

52. In its sole discretion, Owners may, at any time: (i) change registry of Vessel; (ii) transfer ownership of the Vessel to any Affiliate of HAL; or (iii) bareboat charter the Vessel to any Affiliate of HAL. Any such occurrence shall not terminate the term of this Agreement or otherwise modify the rights and obligations of the parties under this Agreement.

53. In its sole discretion, HAL may change its own name or the name of the Vessel at any time. If such change shall occur with less than 90 days advance notice, HAL shall purchase from Concessionaire all of Concessionaire's remaining inventory which includes the old name (other than inventory first ordered after HAL's notice of termination), at Concessionaire's cost.

54. Without the prior written consent of HAL, Concessionaire may not assign or delegate any of its right or obligations under this Agreement, whether by operation of law or otherwise.

Force Majeure

55. Except as otherwise provided herein, neither party shall be liable to the other party for delay, destruction, loss or damage occasioned by an Act of God, Act of War, public enemies, government restrictions, perils of the sea, quarantine, fire, civil commotions, robbers, riots, thieves, barratry, collision, explosions, torts of third parties, or any cause whatsoever beyond the relevant party's control, whether of the kind hereinabove enumerated or not.

General Average and Salvage

56. General Average shall be adjusted at New York according to York-Antwerp Rules 1974, as amended, and as to matters not therein contained, according to the law and usages of the Port of New York. In case a general average statement be required, the same shall be adjusted by an

Adjuster to be selected and appointed by HAL and said Adjuster shall attend to the settlement and collection of the average, subject to the customary charges.

57. In the event of accident, danger, casualty, damage or disaster before or after commencement of a voyage resulting from any cause whatsoever, whether due to negligence or not, for which, or for the consequences of which, HAL and the Owners are not responsible, by statute or contract or otherwise, Concessionaire shall contribute with HAL in general average to the payment of any sacrifices, losses or expenses of a general average nature that may be made or incurred and shall pay salvage in respect to Concessionaire's property.

58. Concessionaire shall not be entitled to participate in earned salvage.

Both to Blame Collision Clause

59. If the Vessel comes into collision with another ship as a result of the negligence of the other ship, and any act, neglect or default for which, or for the consequences of which, HAL and the Owners are not responsible to Concessionaire, by Statute or contract or otherwise, Concessionaire shall indemnify and defend HAL and the Owners and hold them harmless from and against all loss or liability to the other ship or her owners insofar as such loss or liability represents loss of or damage to or any claim whatsoever of Concessionaire, paid or payable by the other ship or her owners to Concessionaire and set off, recouped or recovered by the other ship or her owners as part of their claim against the Vessel or HAL or the Owners. The foregoing provisions shall also apply where the owners, operators or those in charge of any ship or ships or objects other than or in addition to, the colliding ships or objects are at fault in respect of collision or contact.

Records and Inspections

60. HAL or its duly authorized representative shall be entitled to inspect Concessionaire's records of sales onboard the Vessel and other relevant records in order to verify the adherence by Concessionaire to the quality standards required by Section 5 and to safeguard HAL's rights hereunder, at any reasonable time or times upon written notice to Concessionaire. Concessionaire or its duly authorized representative shall be entitled to inspect the Vessel's log books and, at its own expense, to have an audit performed with respect to passenger days on the Vessel, in order to verify amounts due under Section 7.

61. A. HAL or its duly authorized representative shall be entitled to inspect Concessionaire's inventories and equipment on the Vessel at any reasonable time or times upon notice to Concessionaire's on-board manager in order to verify the adherence by Concessionaire to its obligations under this Agreement.

         B. In addition, HAL or its duly authorized representative shall be entitled to inspect Concessionaire's operations on the Vessel at any reasonable time or times without notice and without advance identification of the inspector in order to verify the adherence by Concessionaire to its obligations under this Agreement.

Indemnity

62. A. Concessionaire shall indemnify, defend and hold harmless HAL and the owners from any claims, suits, fines, damages, losses and liens of whatsoever nature imposed upon the Vessel or asserted against or incurred by HAL or the Owners arising out of or in connection with the negligence or willful fault of Concessionaire or Concessionaire's employees, including, without limitation, legal fees incurred in relation to such claims, suits, fines and liens. If a suit or proceeding should be begun against the Vessel, or if the Vessel is otherwise levied against or taken into custody by virtue of legal proceedings in any court because of such lien or claim, Concessionaire shall within 24 hours thereafter cause such Vessel to be released on bond or otherwise. In HAL's or an Owner's discretion, HAL or the Owner may act to secure release of such Vessel on bond or otherwise and Concessionaire shall reimburse and indemnify HAL and the Owner for the cost of obtaining the Vessel's release, including, without limitation, bond premiums as well as HAL's and the Owner's legal fees in arranging such release.

         B. HAL shall indemnify, defend and hold harmless Concessionaire from any claims, suits, fines, damages, losses and liens of whatsoever nature asserted against or incurred by Concessionaire arising out of or in connection with the negligence or willful fault of HAL or HAL's employees, and which are not directly attributable to or caused by, Concessionaire itself. Such indemnity shall include, without limitation, legal fees incurred in relation to such claims, suits and fines. Nothing contained in this Section 62(B) shall relieve Concessionaire of its liabilities and obligations under Sections 5(B), 14(A), 15
- 19, 21, 22, 29, 42, 43 and 44.

Termination by Withdrawal, Requisition or Labor Dispute

63. Upon 90 days written notice to Concessionaire, HAL may in its sole discretion withdraw the Vessel from the cruise trades covered by this Agreement and upon such withdrawal, the term of this Agreement shall terminate provided, however, as to withdrawals for a duration that will not extend beyond the term of this Agreement, Concessionaire shall have the right to cause the term of this Agreement to merely be suspended for the duration of the withdrawal, rather than terminated.

64. Upon requisition for title or use of the Vessel by any government, including but not limited to the United States of America, the term of this Agreement shall terminate immediately as to such Vessel provided, however, as to requisitions for a duration that will not extend beyond the term of this Agreement, Concessionaire shall have the right to cause the term of this Agreement to merely be suspended as to such Vessel for the duration of the requisition, rather than terminated.

65. If the Vessel shall be prevented from sailing with or without passengers by a strike, lockout or labor dispute arising from Concessionaire's operations, upon the request of HAL, Concessionaire will close down its operations, remove its personnel and property from the Vessel, and take all similar action necessary to effect removal of the picket line. If the strike, lockout or labor dispute persists for more than 3 days, then HAL may thereafter give Concessionaire 4 days written notice of an intention to terminate the term of this Agreement and if the strike, lockout, or labor dispute is not resolved within that 4 days period, the term of this Agreement shall so terminate; provided that if the strike, lockout or labor dispute is resolved within that 4 days period, the term of this Agreement shall not be terminated.

Default/Failure to Maintain COB System Rating

66. Each of the following events shall constitute an Event of Default under this
Agreement:

         (a) A party shall fail to perform or comply with any one or more of its covenants, duties or obligations hereunder or shall violate any one or more of the prohibitions imposed upon it under this Agreement or one or more of the warranties shall be breached, and the failure, violation or breach shall continue, after written or telegraphic notice of the failure, violation or breach is given by the other party for an additional fourteen (14) days or, in exigent circumstances, a reasonable period of time, whichever is shorter.

         (b) Any statement, representation or warranty made by a party in this Agreement or in any document furnished by a party in connection herewith or hereafter pursuant hereto, shall prove to have been knowingly or recklessly untrue or incorrect in any material respect when made.

         (c) A party shall:

                  (i) apply for or consent to the appointment of a receiver, trustee or liquidator of all or a substantial part of its assets;

                  (ii) be unable, or admit in writing its inability, to pay its debts as they mature;

                  (iii) make a general assignment for the benefit of creditors;

                  (iv) be adjudicated bankrupt or insolvent;

                  (v) be dissolved;

                  (vi) file a petition in bankruptcy or for re-organization or for an agreement pursuant to a bankruptcy act or any insolvency law providing for the relief of debtors, now or hereafter in effect;

                  (vii) file an answer admitting the material allegations of, or consent to, or default in answering, a petition filed against it in any bankruptcy, reorganization or insolvency proceeding; or

                  (viii) take a corporate action for the purpose of effecting any of the foregoing.

         (d) Without the application, approval or consent of the other party, an order, judgment or decree shall be entered against a party by any court of competent jurisdiction, approving a petition seeking reorganization of the party or appointing a receiver, trustee or liquidator of it or of all or a substantial part of the party's assets.

67. If an Event of Default shall occur as to a party, then without prejudice to any other rights and claims for damages suffered or to be suffered by reason of such Event of Default which the other party may have in law, equity or admiralty or under this Agreement, that other party may:

         (a) terminate the term of this Agreement;

         (b) exercise any other right or remedy which may be available to it under applicable law; and/or

         (c) proceed by appropriate court action to enforce the terms hereof or to recover damages for the breach hereof.

68. If under the COB System, Concessionaire is unable to maintain an average Retail Services ratings that are equal to or better than [* ] on the Vessel (with averages to be determined on a calendar month basis giving consideration to all voyages ending during the month other than Excluded Voyages), HAL may notify Concessionaire of the deficiency (a "Deficiency Notice"). Upon receipt of a Deficiency Notice, Concessionaire shall promptly implement such changes as may be necessary to improve the deficient ratings. If the Retail Services ratings are not improved to an average equal to or greater than [* ] within 90 days after the Deficiency Notice from HAL or, having been improved, are not thereafter maintained at or above an average equal to or greater than [* ], HAL may terminate the term of this Agreement by notice to Concessionaire. The determination of whether Concessionaire has improved the ratings sufficiently to preclude HAL from exercising this right of termination shall be made with reference to the average Retail Shop Staff ratings for all voyages of the Vessel (other than Excluded Voyages) ending during any calender month selected by HAL so long as the month selected is not earlier than the month during which the 90-day period referred to above in this Section 68 ends. In the event HAL exercises this right of termination, the term of this Agreement shall, on the termination date specified in such notice, terminate.

--------
         *This confidential portion has been omitted and filed separately with the Commission.

69. No remedy or power referred to or given to a party in this Agreement or otherwise existing is intended to be exclusive, but each shall be cumulative and is in addition to, and may be exercised concurrently with, any other remedy referred to herein or which may otherwise be available to that party in law, equity or admiralty. Each and every power and remedy, whether herein so given or otherwise existing, may be exercised from time to time and as often and in such order as my be deemed expedient. No express or implied waiver of any ground for exercising rights in connection with this Agreement shall be, or be construed to be, a waiver of any further or subsequent ground. No delay or omission in the exercise of any right or power or in the pursuit of any remedy shall impair any such right or be construed to be a waiver of any further or subsequent ground or of any default or as in acquiescence thereto.

70. Any termination of the term of this Agreement shall be without prejudice to the rights and obligations of the parties accruing prior to such termination. Any rights and obligations that would apply to a party were this Agreement to have been terminated at the expiration of the term stated in Section 3 shall apply in respect of any early termination.

HAL May Cure; Expenses

71. Except as otherwise provided in Section 62, if Concessionaire shall fail to perform or observe any of the terms of this Agreement, HAL or Owners may, in its discretion and upon seven (7) day's notice to Concessionaire, do all acts and make all expenditures necessary to remedy such failure, and Concessionaire shall promptly reimburse HAL and the Owner for any and all expenditures so incurred; provided that HAL shall be under no obligation to do any act or make any such expenditure nor shall the doing or making thereof relieve Concessionaire of any such failure and default in that respect.

Arbitration and Choice-of-Law

72. Any and all differences and disputes of whatsoever nature arising out of this Agreement shall be arbitrated in Seattle, Washington before a single arbitrator selected by the parties or, if the parties are unable to agree on an arbitrator, by a court of competent jurisdiction. Without limiting the right of either party to obtain injunctive relief when necessary or appropriate to protect its rights under this Agreement, arbitration shall be the exclusive method of resolving differences and disputes between the parties. The decision of the arbitrator shall be final and binding and any relief deemed just and equitable may be granted, including but not limited to attorneys fees and specific performance. Judgement may be entered upon any award in any court of competent jurisdiction.

73. This Agreement shall be governed by the Federal statutory and general maritime law of the United States, as well as, where appropriate, the laws of the State of Washington; excluding, however, all Federal and Washington statutes applying to common carriage of passengers and cargo, such as but not limited to the Harter Act and Carriage of Goods by Sea Act. In all instances the Federal law shall take precedence over Washington law. The parties expressly choose the above described laws to the exclusion of all choice of law rules which might otherwise be applicable in any particular forum, except to the extent that circumstances would reasonably require application of the laws of some other jurisdiction to resolve specific issues pertaining solely to health and safety or to the mandatory requirements imposed by the laws of the Vessel's registry.

Amendments and Miscellaneous

74. This written Agreement constitutes the entire agreement between the parties; all prior negotiations, agreements and communications are merged herein and superseded hereby; and there are not representations, warranties or obligations by either party to the other concerning the subjects of this Agreement except those herein set forth. The terms of this Agreement shall not be waived, altered, modified, amended, or supplemented, in any manner whatsoever, except by a written document duly executed by both parties hereto.

75. In the event HAL shall at any time act as an agent of Concessionaire, HAL shall have no liability in respect of such acts or omissions nor shall there arise from such acts by HAL any express or implied warranties of any nature whatsoever.

76. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns who are authorized herein to succeed to the rights and duties of the parties by assignment or otherwise.

77. Nothing in this Agreement shall operate to deprive HAL, in whole or in part, of any right to limit liability on the theory of personal contract or otherwise.

78. Section headings are for convenience of reference only and shall not be construed as party of this Agreement.

79. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

80. All notices required under the terms and provisions hereof (excluding
Section 61) shall be in writing, or by fax or telegraphic means, and any such notices and other correspondence or communications shall be addressed.

         If to HAL:

         Holland America Line - Westours Inc.
         300 Elliott Avenue West
         Seattle, WA  98119

         Attn:    Marine Hotel Department
                  Director, Hotel Operations
         Fax:     (206) 301-5214

         If to Concessionaire:

         International Cruise Shops Division
         Greyhound Leisure Services, Inc.
         8052 N.W. 14th Street
         Miami, FL  33126
         Fax:     (305) 477-4522

or to such other (or additional) address as either party may from time to time designate by notice to the other.

81. HAL and Concessionaire each warrant to the other that no brokers, agents or any third parties were involved in or played any part in the negotiations of this Agreement and no commissions, finders fees or compensation of any type is payable to any third party in connection with this Agreement.

82. The parties hereto agree that, during the term of this Agreement, they shall use reasonable efforts to maintain the confidentiality of all information, records, reports and other data as to the activities of the parties under this Agreement, provided, however, that:

         (a) nothing contained herein shall preclude disclosures, on a confidential basis, to affiliated entities; and

         (b) each party acknowledges that confidentiality may be difficult to maintain given the large number of people with access to such information, records, reports and other data and that neither party shall have any liability to the other so long as reasonable efforts were utilized to maintain confidentiality.

83. Concessionaire represents, warrants, covenants and agrees that it has not offered or made, nor will it offer or make, any payment (in cash, in kind or otherwise) to any employee, officer or director of HAL or any of its Affiliates (including officers or crewmembers of any Vessel) that could be construed as being a bribe or inducement to act or refrain from acting. If any such person shall solicit such a payment from Concessionaire, Concessionaire shall promptly notify the President of HAL, by telefax, fax No. (206) 284-8332.

         IN WITNESS WHEREOF, HAL and Concessionaire have executed this Agreement the day and year first above written.

HOLLAND AMERICA LINE - WESTOURS INC.

As Agent for the Owners and Charterers
of the Vessel m/v WIND SURF


By     /s/
       ---------------------------------------------
       President


GREYHOUND LEISURE SERVICES, INC.


By:    /s/
       ---------------------------------------------
 Its:  Sr. VP - Corp. Dev.
       ---------------------------------------------

                                  AMENDMENT TO
                         WIND SURF CONCESSION AGREEMENT


         AMENDMENT, dated and effective as of the 1st day of July, 1999, by and between Holland America Line-Westours Inc., a Washington corporation d/b/a Windstar Cruises ("HAL"), and Starboard Holdings Ltd., a Barbados corporation ("Starboard").

                                R E C I T A L S:

         1. HAL and The International Cruise Shops Division of Greyhound Leisure Services, Inc. ("Greyhound"), entered into that certain Concession Agreement, dated as of February 25, 1998, with respect to the vessel m/v Wind Surf (the "Concession Agreement"), the terms of which are incorporated herein by this reference. All terms defined in the Concession Agreement shall have the same meaning herein as therein specified.

         2. Greyhound assigned its rights and obligations under the Concession Agreement to Starboard, which assignment was consented to by HAL pursuant to that certain Consent to Assignment signed by HAL on February 19, 1999 and by Starboard on February 22, 1999. As a result, Starboard is now the Concessionaire under the Concession Agreement.

         3. HAL and Starboard desire to amend the Concession Agreement.

         4. The parties intend that this Amendment shall be effective as to all sailings ending after the date first above written.

                              A G R E E M E N T S :


         1. Section 5(I). Section 5(I) of the Concession Agreement is amended to read in its entirety as follows:

                  I. Crew Sales: Concessionaire will, from time to time and as requested by HAL, prepare a list of merchandise then being offered in the Vessel's stores that will be available for purchase at a discount to Vessel officers and crew. Discount amounts and policies for officers and crew will be determined by HAL.

         2. Sections 6(C). Section 6(C) of the Concession Agreement is amended to read in its entirety as follows.

                  C. As used in this Agreement, the term "Sales Revenue" refers to the gross revenues earned from sales by Concessionaire under this Agreement determined without regard to any crew discounts requested by HAL pursuant to Section 5(I). The "Crew

         Amount" shall equal: (i) [* ] of crew Sales Revenue from the Vessels [* ] for Caribbean Voyages; minus (ii) the aggregate reduction in revenues as a result off crew discounts requested by HAL pursuant to Section 5(I). Rental fees calculated on a percentage basis (hereinafter referred to as the "Revenue Amount") in respect of any calculation period (voyage, Quarterly Period or Annual Period, as the case may be) shall equal the sum of: (i) [* ] of Retail Services passenger revenues for Caribbean Voyages; plus (ii) [* ] of Retail Services passenger revenues for Non-Duty Free Voyages; plus (iii) [* ] Retail Services passenger revenues for Other Voyages.

         3. Section 7. Section 7 of the Concession Agreement is amended to read in its entirely as follows:

                  A. Concessionaire will pay HAL in U.S. Dollars a rental fee for each Annual Period equal to the Crew Amount plus the greater of:
         (i) the product of the Specified Amount times the Annual PCDs for the Annual Period (to be computed separately for Non-Duty Free Voyages, Caribbean Voyages and Other Voyages and the amounts so computed added together); or (ii) the Revenue Amount for the Annual Period. If the termination date of the term of this Agreement is other than the last day of an Annual Period, the Annual Period shall be deemed to end as of the termination date and all calculations shall be made on the basis of the shortened Annual Period.

                  B. The Purser on the Vessel shall furnish the Concessionaire's on-board manager, in writing, a breakdown of Concessionaire's revenues by category on a daily basis, and at the end of each voyage, with the total passenger cruise days (excluding day of disembarkation) for the voyage. At the end of each voyage of the Vessel, the Concessionaire's on-board manager shall furnish the Purser, in writing, with:

                           (i) the total revenues from all sales for the voyage,
                  separately stating the total for Late Sales; and

                           (ii) a breakdown of revenues by category (i.e., the
                  Crew Amount and the revenues that are and are not included in Retail Services revenues).

         Based on the information furnished to him and on the Vessel's records, the Purser shall then calculate the Crew Amount and the Revenue Amount for that voyage.

                  C. HAL under its "no cash" policy shall collect and hold all revenues generated by Concessionaire on board the Vessel other than revenues generated by Concessionaire from Late Sales. At the end of each voyage, HAL shall retain an amount equal to:

                           (i) the Crew Amount plus the Revenue Amount for that
                  voyage (determined, for these purposes, by including revenues form Late Sales); plus

                           (ii) messing charges and other unpaid amounts due to
                  HAL for that voyage.

         The balance of monies collected by HAL as to that voyage shall be paid to Concessionaire by check on the date on which that voyage ends, or at such other time and in such other manner as may be agreed between the parties.

         4. Section 31. Section 31 of the Agreement is amended by adding the following to the end thereof:

         Concessionaire acknowledges that lists of HAL's customers and lists of Vessel passengers, whether past, present, future or prospective, or any information of whatever nature relating to the names, addresses, telephone numbers or other information regarding Vessel passengers derived by Concessionaire in connection with its performance under this Agreement (collectively, "Customer Lists") are and shall remain at all times the exclusive property of HAL. The Customer lists represent a special, valuable and unique asset of HAL that has been developed at considerable expense to HAL. Accordingly, Concessionaire agrees that it shall not disclose or furnish to any third party any Customer Lists during or after the term of this Agreement, other than with HAL's express written consent, which may be withheld in HAL's sole discretion. Concessionaire further agrees to use the Customer List information solely for the purpose of fulfilling orders and completing transactions arising under this Agreement and will not use the Customer List information for any other business operated by it or its affiliates. Upon termination of this Agreement, or at such other times upon HAL's request, Concessionaire will return to HAL all Customer lists or any information related thereto. Concessionaire recognizes that any violation of this Section shall cause HAL substantial and irreparable harm and shall entitle HAL to seek immediate injunctive relief, in addition to such other remedies afforded by law or equity. The obligations under this Section shall survive the expiration or termination of this Agreement.

         5. No Other Amendments. Except as above provided, the Concession Agreement shall remain in full force and effect in accordance with its original terms.

         IN WITNESS WHEREOF, the parties have executed this Amendment as of the day and year first above written.

STARBOARD HOLDINGS LTD.                     HOLLAND AMERICA LINE-WESTOURS INC.


By:  /s/ J.P. Miquel                        By:  /s/
     ------------------------------              ------------------------------
  Its  President                              Its  VP
       ----------------------------                ----------------------------